FUSION	Philip Turits
CONTACT:	212-201-2400
pturits@fusiontel.com

INVESTOR	Andrew Hellman
CONTACT:	CEOcast, Inc.
212-732-4300
adhellman@ceocast.com

MEDIA	Rubenstein Associates
CONTACT:	John Henderson
212-843-8054
jhenderson@rubenstein.com

FUSION TO ANNOUNCE GLOBAL LAUNCH of FREE efonica® VoIP SERVICE DURING WEEK OF JUNE 19th

NEW YORK, June 15, 2006 -- Fusion Telecommunications International, Inc. (AMEX: FSN), a provider of advanced VoIP services worldwide, today announced that it will launch its new free Internet phone service during the week of June 19th under its efonica brand. Full details of the service and its features will be disclosed on the date of the launch. Consumers will be able to sign up for service by accessing the efonica website at www.efonica.com.

The worldwide launch will be supported by a global online advertising campaign, public relations efforts in key regions, and promotion by the Company’s current distribution partners. “We have been preparing for this launch for some time, and we are looking forward to sharing what we believe is the next generation of VoIP services,” said Matthew Rosen, CEO of Fusion.

About Fusion:

Fusion provides its efonica branded VoIP (Voice over Internet Protocol), Internet access, and other Internet services to, from, in and between emerging markets in Asia, the Middle East, Africa, Latin America and the Caribbean. Fusion currently provides services to consumers, corporations, international carriers, government entities, and Internet service providers in over 45 countries. For more information please go to: http://www.fusiontel.com or http://www.efonica.com.

Statements in this Press Release that are not purely historical facts, including statements regarding Fusion's beliefs, expectations, intentions or strategies for the future, may be "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, introduction of products in a timely fashion, market acceptance of new products, cost increases, fluctuations in and obsolescence of inventory, price and product competition, availability of labor and materials, development of new third-party products and techniques that render Fusion's products obsolete, delays in obtaining regulatory approvals, potential product recalls and litigation. Risk factors, cautionary statements and other conditions which could cause Fusion's actual results to differ from management's current expectations are contained in Fusion's filings with the Securities and Exchange Commission and available through http://www.sec.gov.